Exhibit 10.4

HESKA CORPORATION 1997 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT
(EMPLOYEES AND CONSULTANTS)

Tax Treatment	This option is intended to be an incentive stock option under section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock Option Grant.

Vesting/        This option will be cancelled and of no further force or effect in the event that

Exercisability
Heska Corporation’s stockholders fail to approve, at an annual or special meeting called for the purpose, an increase in the total number of authorized shares of the Company’s Public Common Stock to at least 8,500,000 shares on or before December 31, 2022. Notwithstanding anything to the contrary in this or any other section of this Stock Option Agreement or in the Notice of Stock Option Grant, the option is not vested and shall not be exercisable unless and until such stockholder approval is effective.

This option vests and becomes exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this option shall vest and become exercisable in full if one of the following events occurs:

•	Your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates because of death, or

•
The Company is a party to a merger or other reorganization while you are an Employee or Consultant of the Company or a Subsidiary, this option is not continued by the Company and is not assumed by the surviving corporation or its parent, and the surviving corporation or its parent does not substitute its own option for this option, or

•
The Company is subject to a “Change in Control” while you are an Employee or Consultant of the Company or a Subsidiary and, within 12 months after the Change in Control, the surviving entity terminates your service without your consent and without Cause, as defined below. If the surviving entity demotes you to a lower position, materially reduces your authority or responsibilities, materially reduces your total compensation or announces its intention to relocate your principal place of work by more than 20 miles, then that action will be treated as a termination of your service.

•
“Cause” shall mean (i) your failure to perform your assigned duties or responsibilities as an Employee or Consultant of the Company or a Subsidiary (other than a failure resulting from total and permanent disability, as discussed below) after notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) your material breach of any confidentiality agreement or invention assignment agreement between you and the Company or a Subsidiary; (iii) your engaging in any act of dishonesty, fraud, misrepresentation, moral turpitude or misappropriation of material property that was or is materially injurious to the Company or its affiliates; (iv) your violation of any federal or state law or regulation applicable to the Company’s business; or (v) your being convicted of, or entering a plea of nolo contendere to, any crime.

No additional shares become vested after your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary has terminated for any reason other than those outlined herein.

Term
This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)

Regular Termination
If your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your service terminates for this purpose.

Death
If your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates because of your death, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability
If your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence	Vesting of this option shall be suspended during any unpaid leave of absence unless continued vesting is required by the terms of the leave or by applicable law.
For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the Company approved your leave in writing and if continued crediting of service is required by the terms of the leave or by applicable law.

For purposes of incentive stock options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by the terms of the leave or by applicable law. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, an incentive stock option shall cease to be treated as an incentive stock option and shall be treated for tax purposes as a nonstatutory option.

Unless you immediately return to active work when the approved leave ends, your service will terminate.

Restrictions on	The Company will not permit you to exercise this option if the issuance of shares at that

Exercise	time would violate any law or regulation.

Notice of	When you wish to exercise this option, you must notify the Company by filing the proper

Exercise
“Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. The exercise will be effective when the Company receives the Notice of Exercise with the option exercise payment described herein.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of	When you submit your notice of exercise, you must include payment of the option exercise

Payment	price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

•	Your personal check, a cashier’s check or a money order.

•
Certificates for shares of Company stock that you own, along with any forms needed to affect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. However, you may not surrender shares of Company stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

•
Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company proceeds from the sale in an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable

Taxes and Stock	to the Company to pay any withholding taxes that may be due as a result of the option

Withholding	exercise. These arrangements may include (with the Company's approval) withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on	By signing this Agreement, you agree not to sell any option shares at a time when

Resale
applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an Employee, Consultant or Outside Director of the Company or a Subsidiary.

Transfer of	Prior to your death, only you may exercise this option. You cannot transfer or assign

Option
this option. For instance, you may not sell this option or use it as security for a loan. You may, however, dispose of this option in your will, by the laws of descent and distribution or through a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights
Neither your option nor this Agreement gives you the right to be employed or otherwise retained by the Company or a Subsidiary in any capacity. The Company or a Subsidiary reserves the right to terminate your service at any time, with or without cause.

Stockholder	You, or your estate or heirs, have no rights as a stockholder of the Company until you

Rights	have exercised this option by giving the required notice to the Company and paying the exercise price.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Colorado (without giving effect to its conflict of laws provisions).

The Plan and	The 1997 Stock Incentive Plan is incorporated in this Agreement by reference. Unless

Other	otherwise defined herein, all capitalized terms herein have the same defined meanings

Agreements	as in the 1997 Stock Incentive Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE 1997 STOCK INCENTIVE PLAN.